NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS FIRST QUARTER 2025 RESULTS

HOUSTON, TX - May 8, 2025 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial and Operational Highlights

•Revenue of $154 million
•Net loss of $(28) million and diluted loss per share of $(1.62)
•Adjusted EBITDA of $14 million, a 15% increase over first quarter 2024
•Net loss margin of (18)%
•Adjusted EBITDA margin of 9%, a 30% increase over first quarter 2024
•Total liquidity of $58 million, consisting of approximately $15 million of cash and cash equivalents, and approximately $43 million of available borrowing capacity under the March 2025 asset-based revolving credit facility (the “ABL Facility”) borrowing base certificate, inclusive of the undrawn first-in-last-out (“FILO”) capacity

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt and their reconciliations to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliations are not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “First quarter results came in basically as expected. Our company-wide focus on cost controls enabled us to increase our first quarter 2025 Adjusted EBITDA margin by 208 basis points over last year’s first quarter, despite revenue and rig count being down 12% and 5%, respectively, over the same period.

“We recognize there is increased caution and conservatism in our industry’s outlook for 2025 primarily around concerns about the broader economic trends and reduced visibility for commodity prices and operator activity. Based on current schedules, we are targeting a modest sequential revenue increase, with revenue expected to be up low to mid-single digits on a percentage basis and margin expansion.

“As previously reported, we completed our refinancing efforts in March, enhancing our financial flexibility,” added Baker. “Post-refinancing, we now have access to our 2019 share repurchase program, which has approximately $49 million dollars of availability remaining and is subject to the guidelines within our credit documents. We will continue to prudently evaluate both share and debt buybacks as opportunities to deploy capital.

“In summary, we continue to navigate the evolving energy landscape. We believe our strategic positioning, operational excellence, and improved financial flexibility position us to manage volatility in the market,” concluded Baker.

First Quarter 2025 Financial Results

Revenue for the first quarter of 2025 totaled $154.0 million, a decrease of (6.9)% compared to the fourth quarter of 2024 revenue of $165.5 million. The decrease in revenue reflects a seasonal market activity slowdown as well as a reduction in Mid-Con completions activity and reduced directional drilling activity. On a product line basis, drilling, completion, production and intervention services contributed approximately 20%, 51%, 18% and 11%, respectively, to revenue for the first quarter of 2025.

Net loss for the first quarter of 2025 was $(27.9) million, compared to the fourth quarter of 2024 net loss of $(14.7) million. Adjusted net loss for the first quarter of 2025 was $(21.9) million, compared to the fourth quarter of 2024 adjusted net loss of $(13.1) million. Adjusted EBITDA for the first quarter of 2025 was $13.8 million, compared to the fourth quarter of 2024 Adjusted EBITDA of $22.7 million. Adjusted EBITDA margin for the first quarter of 2025 was 9.0%, compared to the fourth quarter of 2024 Adjusted EBITDA margin of 13.7%.

First Quarter 2025 Segment Results

The Company reports revenue, operating (loss) income and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con. The Company reports operating activities not attributable to an individual geographic business segment through the Corporate and other segment. Segment results are reported after inter-segment eliminations.

•Rocky Mountains: Revenue, operating loss and Adjusted EBITDA for the Rocky Mountains segment was $47.8 million, $(0.2) million and $6.7 million, respectively, for the first quarter of 2025. First quarter revenue represents a (11.5)% sequential decrease over the fourth quarter of 2024 and a 5% increase relative to the first quarter of 2024. Due to annual seasonality in this segment, it is best to compare results to the first quarter of 2024, where we experienced a revenue improvement of 5% due mostly to increased activity in our directional drilling and wireline product offerings. Segment operating income decreased sequentially and segment Adjusted EBITDA decreased (43.2)% sequentially but when compared to the first quarter of 2024, operating loss and Adjusted EBITDA improved 83% and 24% respectively. This year-over-year improvement was a function of the higher revenues in the first quarter of 2025 as compared to the first quarter of 2024.
•Southwest: Revenue, operating income and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $65.2 million, $3.0 million and $11.7 million, respectively, for the first quarter of 2025. First quarter revenue represents a 6.2% sequential increase over the fourth quarter of 2024 largely due to continued market share gains as we focus on expanding customer relationships across our core product service lines, including rentals, coiled tubing and tech services in the Permian. Segment operating income and Adjusted EBITDA increased sequentially

172.7% and 21.9%, respectively, due to the aforementioned increased revenue and corresponding cost controls. Adjusted EBITDA was up 75% when compared to the first quarter of 2024. Adjusted EBITDA margin for the first quarter of 2025 was at the highest level in the Company's recent history (after the merger with Quintana Energy Services, Inc. in 2020) and we expect this to become the new normal for our Southwest segment due to shifting revenue mix.
•Northeast/Mid-Con: Revenue, operating loss and Adjusted EBITDA for the Northeast/Mid-Con segment was $41.0 million, $(8.1) million and $2.7 million, respectively, for the first quarter of 2025. First quarter revenue represents a 18.2% sequential decrease over the fourth quarter of 2024 due to reduced regional gas-focused activity and reduced pressure pumping activity due to a non-recurring operational challenge driving excessive white space within the quarter. Segment operating income turned negative and segment Adjusted EBITDA decreased (72.4)%, largely due to the aforementioned non-recurring operational issue within our completions business.
•Corporate and other: Operating loss and Adjusted EBITDA loss for the Corporate and other segment were $(12.4) million and $(7.3) million, respectively, for the first quarter of 2025. Segment operating loss remained largely in line with prior quarters, while the Adjusted EBITDA loss improved sequentially due to higher one-time costs in the current quarter.

The following is a tabular summary of revenue, operating (loss) income and Adjusted EBITDA (loss) for the first quarter ended March 31, 2025, the fourth quarter ended December 31, 2024 and the first quarter ended March 31, 2024 ($ in millions).

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Revenue:
Rocky Mountains	$47.8	$54.0	$45.6
Southwest	65.2	61.4	69.4
Northeast/Mid-Con	41.0	50.1	59.7
Total revenue	$154.0	$165.5	$174.7

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Operating (loss) income:
Rocky Mountains	$(0.2)	$4.7	$(1.2)
Southwest	3.0	1.1	(0.7)
Northeast/Mid-Con	(8.1)	0.3	2.4
Corporate and other	(12.4)	(11.1)	(13.6)
Total operating loss	$(17.7)	$(5.0)	$(13.1)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Adjusted EBITDA (loss)
Rocky Mountains	$6.7	$11.8	$5.4
Southwest	11.7	9.6	6.7
Northeast/Mid-Con	2.7	9.8	10.2
Segment total	21.1	31.2	22.3
Corporate and other	(7.3)	(8.5)	(10.3)
Total Adjusted EBITDA(1)	$13.8	$22.7	$12.0
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

As of March 31, 2025, cash and cash equivalents totaled $14.6 million and the Company had availability of $38.6 million on the March 2025 ABL Facility borrowing base certificate and $4.9 million of availability on an undrawn FILO facility, resulting in a total liquidity position of $58.1 million.

Net Working Capital as of March 31, 2025 was $59.4 million, a 131% increase from December 31, 2024 driven by an 11% increase in days sales outstanding, a 20% reduction in days payable outstanding and a 33% decrease in accrued liabilities, including two extra payrolls being paid in the first quarter of 2025, compared to the fourth quarter of 2024. We expect to build cash and liquidity as we navigate the remainder of the year.

In the first quarter ended March 31, 2025, KLX sold 142,769 shares of common stock, par value $0.01 per share, in exchange for gross proceeds of approximately $0.5 million and incurred legal and administrative fees of $0.1 million under our at-the-market offering program. Per the terms of the indenture governing our Senior Secured Floating Rate Cash / PIK Notes due 2030, these funds are now available for share buybacks per the 2019 share repurchase program.

Other Financial Information

Capital expenditures were $15.0 million during the first quarter of 2025, a decrease of $0.3 million or (2)% compared to capital expenditures of $15.3 million in the fourth quarter of 2024. Capital expenditures net of asset sales were $10.2 million during the first quarter of 2025, a decrease of $0.3 million or (3)% compared to capital expenditures net of asset sales of $10.5 in the fourth quarter of 2024. Capital spending during the first quarter was driven primarily by maintenance capital expenditures across our segments.

As of March 31, 2025, we had $2.3 million of assets held for sale related to a facility and select equipment in the Rocky Mountains and Southwest segments.

Conference Call Information

KLX will conduct its first quarter 2025 conference call, which can be accessed via dial-in or webcast, on Friday, May 9, 2025 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) by dialing 1-201-389-0867 and asking for the KLX conference call at least 10 minutes prior to the start time, or by logging onto the webcast at https://investor.klx.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through May 23, 2025, and may be accessed by dialing 1-201-612-7415 and using passcode 13753324#. Also, an archive of the webcast will be available shortly after the call at https://investor.klx.com/events-and-presentations/events for 90 days. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; increases in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict and tensions in the Middle East; supply chain issues; general economic, financial and political conditions, including market volatility and the impact of the imposition of increased, new and retaliatory tariffs; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-

looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Revenues	$154.0	$165.5	$174.7
Costs and expenses:
Cost of sales	123.8	127.4	144.0
Depreciation and amortization	24.7	25.1	21.9
Selling, general and administrative	21.6	17.6	21.6
Research and development costs	0.4	0.4	0.3
Loss on debt extinguishment	1.2	—	—
Operating loss	(17.7)	(5.0)	(13.1)
Non-operating expense:
Interest income	(0.3)	(0.5)	(0.7)
Interest expense	10.3	10.2	9.6
Net loss before income tax	(27.7)	(14.7)	(22.0)
Income tax expense	0.2	—	0.2
Net loss	$(27.9)	$(14.7)	$(22.2)

Net loss per common share:
Basic	$(1.62)	$(0.90)	$(1.38)
Diluted	$(1.62)	$(0.90)	$(1.38)

Weighted average common shares:
Basic	17.2	16.3	16.1
Diluted	17.2	16.3	16.1

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14.6	$91.6
Restricted cash(1)	8.1	—
Accounts receivable–trade, net of allowance of $4.2 and $4.2	102.7	96.9
Inventories, net	31.8	31.0
Prepaid expenses and other current assets	10.7	13.5
Total current assets	167.9	233.0
Property and equipment, net(2)	184.2	197.1
Operating lease assets	19.5	19.6
Intangible assets, net	1.3	1.5
Other assets	6.2	5.1
Total assets	$379.1	$456.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58.2	$74.4
Accrued interest	1.9	4.5
Accrued liabilities	27.6	41.3
Current portion of long-term debt	4.3	—
Current portion of operating lease obligations	7.0	6.9
Current portion of finance lease obligations	12.3	13.0
Total current liabilities	111.3	140.1
Long-term debt	256.7	285.1
Long-term operating lease obligations	13.1	13.5
Long-term finance lease obligations	23.3	26.4
Other non-current liabilities	1.3	1.7
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common stock, $0.01 par value; 110.0 authorized; 18.1 and 17.5 issued	0.2	0.2
Additional paid-in capital	569.7	557.5
Treasury stock, at cost, 0.5 shares and 0.5 shares	(6.2)	(5.8)
Accumulated deficit	(590.3)	(562.4)
Total stockholders’ deficit	(26.6)	(10.5)
Total liabilities and stockholders’ deficit	$379.1	$456.3

(1) Restricted cash on the balance sheet is largely tied to cash collateralized letters of credit as the Company shifts to its current ABL Facility, and as of the date of this news release, $6.1 million of the restricted cash is no longer restricted.
(2) Includes right-of-use assets - finance leases.

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital and Net Debt measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net loss before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. We believe Adjusted EBITDA margin is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define Adjusted Net Loss as consolidated net loss adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Net Loss is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Diluted Loss per share as the quotient of Adjusted Net Loss and diluted weighted average common shares. We believe that Adjusted Diluted Loss per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define Unlevered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment plus interest expense. We define Levered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses Unlevered and Levered Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that each of Unlevered and Levered Free Cash Flow provide useful information to investors because it is an important indicator of the Company’s liquidity, including our ability to reduce Net Debt and make strategic investments.

Net Working Capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that Net Working Capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Net Debt as total debt less cash and cash equivalents and restricted cash. We believe that Net Debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

The following tables present a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA*
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Consolidated net loss	$(27.9)	$(14.7)	$(22.2)
Income tax expense	0.2	—	0.2
Interest expense, net	10.0	9.7	8.9
Operating loss	(17.7)	(5.0)	(13.1)
One-time net costs (1)	6.0	1.6	2.3
Adjusted operating loss	(11.7)	(3.4)	(10.8)
Depreciation and amortization	24.7	25.1	21.9
Non-cash compensation	0.8	1.0	0.9
Adjusted EBITDA	$13.8	$22.7	$12.0
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2025 relate mainly to legal costs, operational costs, loss on debt extinguishment and other.

KLX Energy Services Holdings, Inc.
Consolidated Net Loss Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Consolidated net loss	$(27.9)	$(14.7)	$(22.2)
Revenue	154.0	165.5	174.7
Consolidated net loss margin percentage	(18.1)%	(8.9)%	(12.7)%

(1) Consolidated net loss margin is defined as the quotient of consolidated net loss and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Adjusted EBITDA	$13.8	$22.7	$12.0
Revenue	154.0	165.5	174.7
Adjusted EBITDA Margin Percentage	9.0%	13.7%	6.9%

(1) Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is net (loss) income excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Rocky Mountains Operating (Loss) Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Rocky Mountains operating (loss) income	$(0.2)	$4.7	$(1.2)
One-time costs (1)	—	—	—
Adjusted operating (loss) income	(0.2)	4.7	(1.2)
Depreciation and amortization expense	6.8	7.1	6.6
Non-cash compensation	0.1	—	—
Rocky Mountains Adjusted EBITDA	$6.7	$11.8	$5.4

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Southwest Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Southwest operating income (loss)	$3.0	$1.1	$(0.7)
One-time costs (1)	0.3	0.3	—
Adjusted operating income (loss)	3.3	1.4	(0.7)
Depreciation and amortization expense	8.3	8.2	7.4
Non-cash compensation	0.1	—	—
Southwest Adjusted EBITDA	$11.7	$9.6	$6.7
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Northeast/Mid-Con Operating (Loss) Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Northeast/Mid-Con operating (loss) income	$(8.1)	$0.3	$2.4
One-time costs (1)	1.8	0.1	0.3
Adjusted operating (loss) income	(6.3)	0.4	2.7
Depreciation and amortization expense	9.0	9.3	7.4
Non-cash compensation	—	0.1	0.1
Northeast/Mid-Con Adjusted EBITDA	$2.7	$9.8	$10.2
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Corporate and Other Operating Loss to Adjusted EBITDA Loss
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Corporate and other operating loss	$(12.4)	$(11.1)	$(13.6)
One-time costs (1)	3.9	1.2	2.0
Adjusted operating loss	(8.5)	(9.9)	(11.6)
Depreciation and amortization expense	0.6	0.5	0.5
Non-cash compensation	0.6	0.9	0.8
Corporate and other Adjusted EBITDA loss	$(7.3)	$(8.5)	$(10.3)
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating (Loss) Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Rocky Mountains
Operating (loss) income	$(0.2)	$4.7	$(1.2)
Revenue	47.8	54.0	45.6
Segment operating (loss) income margin percentage	(0.4)%	8.7%	(2.6)%
Southwest
Operating income (loss)	3.0	1.1	(0.7)
Revenue	65.2	61.4	69.4
Segment operating income (loss) margin percentage	4.6%	1.8%	(1.0)%
Northeast/Mid-Con
Operating (loss) income	(8.1)	0.3	2.4
Revenue	41.0	50.1	59.7
Segment operating (loss) income margin percentage	(19.8)%	0.6%	4.0%
(1) Segment operating (loss) income margin is defined as the quotient of segment operating (loss) income and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Rocky Mountains
Adjusted EBITDA	$6.7	$11.8	$5.4
Revenue	47.8	54.0	45.6
Adjusted EBITDA Margin Percentage	14.0%	21.9%	11.8%
Southwest
Adjusted EBITDA	11.7	9.6	6.7
Revenue	65.2	61.4	69.4
Adjusted EBITDA Margin Percentage	17.9%	15.6%	9.7%
Northeast/Mid-Con
Adjusted EBITDA	2.7	9.8	10.2
Revenue	41.0	50.1	59.7
Adjusted EBITDA Margin Percentage	6.6%	19.6%	17.1%
(1) Segment Adjusted EBITDA margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating (loss) income excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted Net Loss and
Adjusted Diluted Loss per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Consolidated net loss	$(27.9)	$(14.7)	$(22.2)
One-time costs(1)	6.0	1.6	2.3
Adjusted Net Loss	$(21.9)	$(13.1)	$(19.9)
Diluted weighted average common shares	17.2	16.3	16.1
Adjusted Diluted Loss per share(2)	$(1.27)	$(0.80)	$(1.24)
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2025 relate mainly to legal costs, operational costs, loss on debt extinguishment and other.
(2) Adjusted Diluted Loss per share is defined as the quotient of Adjusted Net Loss and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net cash flow (used in) provided by operating activities	$(37.6)	$26.0	$(10.8)
Capital expenditures	(15.0)	(15.3)	(13.5)
Proceeds from sale of property and equipment	4.8	4.8	3.3
Levered Free Cash Flow	(47.8)	15.5	(21.0)
Add: Interest expense, net	10.0	9.7	8.9
Unlevered Free Cash Flow	$(37.8)	$25.2	$(12.1)

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	March 31, 2025	December 31, 2024
Current assets	$167.9	$233.0
Less: Cash and cash equivalents and restricted cash	22.7	91.6
Net current assets	145.2	141.4
Current liabilities	111.3	140.1
Less: Current portion of long-term debt	4.3	—
Less: Accrued interest	1.9	4.5
Less: Operating lease obligations	7.0	6.9
Less: Finance lease obligations	12.3	13.0
Net current liabilities	85.8	115.7
Net Working Capital	$59.4	$25.7

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of
	March 31, 2025	December 31, 2024
Total Debt	$261.0	$285.1
Cash and cash equivalents and restricted cash	22.7	91.6
Net Debt	$238.3	$193.5
(1) Net Debt is defined as total debt less cash and cash equivalents and restricted cash.